EXHIBIT 99.1

For More Information Contact:

Media: Ingram Micro Inc. Jennifer Baier (714) 382-2692 jennifer.baier@ingrammicro.com Marie Meoli (714) 382-2190 marie.meoli@ingrammicro.com	Investors: Ingram Micro Inc. Ria Marie Carlson (714) 382-4400 ria.carlson@ingrammicro.com

Note:	Presentation slides, found at www.ingrammicro.com, will accompany the company’s conference call today at 5 p.m. EST (2 p.m. PST).

INGRAM MICRO REPORTS
FOURTH QUARTER, FULL-YEAR 2003 RESULTS

Profit-enhancement program successfully completed;
Operating income improvement targets exceeded ahead of schedule

Fourth-quarter operating margins highest in three years

Europe delivers all-time highs in quarterly, annual sales and operating income

     SANTA ANA, Calif., Feb. 24, 2004 - Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the fourth quarter and fiscal year of 2003 (ended Jan. 3, 2004).

     Fourth-quarter net income based on generally accepted accounting principles (GAAP) was $46.4 million or $0.30 per diluted share versus a net loss of $10.3 million or $0.07 per diluted share in the year-ago quarter. Net income based on GAAP includes major-program costs associated with the company’s profit-enhancement program of $8.7 million (approximately $5.9 million net of tax) for the fourth quarter of 2003 and $62.7 million (approximately $39.5 million net of tax) for the fourth quarter of 2002.

     On a non-GAAP basis, fourth-quarter net income excluding major-program costs was $52.3 million or $0.34 per diluted share, an increase of 79 percent versus the $29.2 million or $0.19 per diluted share reported in the prior year.

     Worldwide sales for the quarter were $6.76 billion, an increase of 15 percent versus the prior year and a 30 percent increase sequentially, of which the translation impact of the strengthening European currencies contributed approximately seven and three percentage points, respectively, to these increases. Regionally, North America generated 45 percent of total revenues, Europe generated 41 percent, Asia-Pacific generated 9 percent and Latin America generated 5 percent. The Asia-Pacific region represents a significant portion of the annual sales mix and will now be reported separately, as will Latin America.

     “We ended the year on a high note, with fourth-quarter sales and income exceeding our original expectations,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “North America and Europe performed especially well. Europe delivered a record-breaking quarter, with sales, operating income and operating margins reaching all-time highs. European operating margins excluding major-program costs were 169 basis points, an increase of 72 basis points versus a year ago. In North America, fourth-quarter operating income excluding major-program costs improved 40 percent on sales that increased 4 percent versus a year ago. The strong sales overall and great execution from our two largest regions drove a 53 percent increase in worldwide operating income excluding major-program costs, boosting the operating margin to its highest level in three years.”

Additional Fourth-Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

▪	North American sales were $3.08 billion, an increase of 4 percent versus the year-ago quarter and 20 percent sequentially.
▪	European sales were $2.77 billion, an increase of 33 percent versus a year ago, and a 55 percent increase sequentially, of which the strengthening European currencies contributed approximately 19 and nine percentage points, respectively, to these increases.
▪	Sales in the Asia-Pacific region were $599 million, a 17 percent increase versus a year ago and approximately flat sequentially.
▪	Latin American sales were $315 million, a decline of 8 percent versus a year ago and an increase of 22 percent sequentially.

Gross Margin

Gross margin was 5.37 percent versus 5.62 percent in the year-ago quarter. Last year’s gross margins benefited from certain favorable, but not sustainable, program-based vendor activity, as the company indicated at that time. During the fourth quarter of 2003, inventory losses in Asia-Pacific, targeted market share-gain initiatives, and under performance in our German-based European networking business negatively impacted gross margins.

Operating Expenses

▪	On a GAAP basis, total operating expenses were $282.3 million or 4.18 percent of revenues versus $335.2 million or 5.69 percent of revenues in the year-ago quarter.
▪	Excluding major-program costs, operating expenses were $273.6 million or 4.05 percent of revenues, 58 basis points lower than the 4.63 percent of revenues, or $272.8 million, reported in the prior-year quarter. The improvement in the operating expense ratio reflects the benefits of the company’s profit-enhancement program and the operating leverage from the higher sales volume. The translation impact of the strengthening European currencies added approximately $14 million to the quarter’s operating expenses versus the prior year.

Operating Income – Worldwide

▪	On a GAAP basis, income from operations was $81.0 million or 1.20 percent of revenues versus a loss of $4.0 million in the year-ago quarter.
▪	Excluding major-program costs, income from operations was $89.7 million or 1.33 percent of revenues, an increase of 53 percent versus the $58.7 million or 1.00 percent of revenues a year ago.

Operating Income – North America

▪	On a GAAP basis, income from operations was $45.7 million or 1.48 percent of revenues versus a loss of $18.6 million in the year-ago quarter.
▪	Excluding major-program costs, operating income was $51.6 million or 1.68 percent of revenues, an increase of 40 percent versus the $36.8 million or 1.24 percent of revenues in the year-ago quarter.

Operating Income – Europe

▪	On a GAAP basis, income from operations was $44.8 million or 1.62 percent of revenues versus $13.7 million or 0.66 percent of revenues in the year-ago quarter.
▪	Excluding major-program costs, operating income was $46.7 million or 1.69 percent of revenues, an increase of 131 percent versus the $20.2 million or 0.97 percent of revenues in the year-ago quarter.

Operating Income – Asia-Pacific

▪	On a GAAP basis, the region posted an operating loss of $7.9 million versus operating income of $452,000 or 0.09 percent of revenues in the year-ago quarter.
▪	Excluding major-program costs, the region posted an operating loss of $7.8 million versus operating income of $800,000 or 0.16 percent of revenues in the year-ago quarter. The results were negatively affected by inventory losses in greater China. Improved processes are in place to mitigate future losses, and the company believes this region will be profitable in the full year of 2004.

Operating Income – Latin America

▪	On a GAAP basis, the region posted an operating loss of $1.6 million versus operating income of $488,000 or 0.14 percent of revenues in the year-ago quarter.
▪	Excluding major-program costs, the region posted an operating loss of $825,000 versus operating income of $983,000 or 0.29 percent of revenues in the year-ago quarter. Weak economies in certain markets, coupled with bad-debt losses in Mexico, had a negative impact on the region’s operating income. Operational changes have been implemented to mitigate future losses and the company believes this region will return to profitability in the full year of 2004.

Other Income / Expense

▪	Other expenses for the quarter were $12.8 million, approximately four percent higher than the $12.3 million in the year-ago quarter despite a 15 percent increase in sales, primarily due to lower interest rates and continued strong working capital management.

Depreciation and Capital Expenditures

▪	Total depreciation (including accelerated depreciation of $757,000, a component of our major-program costs) was $16.4 million.
▪	Capital expenditures were approximately $10.0 million.

Balance Sheet Items

▪	The cash balance at the end of the quarter was $280 million, down approximately $108 million from the end of last year as the company utilized cash on hand to fund fourth-quarter growth.
▪	Inventory was $1.92 billion or 29 days on hand; inventory turns were 13.
▪	Total debt on a GAAP basis – which does not include amounts associated with the company’s off-balance sheet accounts receivable financing programs ($60 million and $75 million at the end of 2003 and 2002, respectively) – was $368.3 million or 16 percent of capitalization versus $365.9 million or 18 percent of capitalization at the end of 2002. Total debt on a non-GAAP basis (which includes the off-balance sheet accounts receivable financing) declined 3 percent versus the prior year despite the increase in revenues, to $428.3 million or 19 percent of capitalization from $440.9 million or 21 percent of capitalization at the end of 2002.

     “The quarter’s strength was driven by a healthier demand environment, overall excellent operational management in our largest regions, and the success of our profit-enhancement program,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “The profit-enhancement program was completed ahead of schedule and made a significant impact on operating income. The program delivered approximately $176 million in annualized operating income improvements, exceeding our original expectation of $160 million when we announced the program in September of 2002. It also created a solid foundation for profitable growth and attractive operating leverage. In the fourth quarter, for example, earnings per share excluding major-program costs increased 79 percent versus the year-ago quarter, while sales increased 15 percent. For the year, earnings per share excluding major-program costs and special items increased 47 percent on revenues that were relatively flat with the prior year.”

     Madden added: “As we disclosed last quarter, the fourth quarter included a fourteenth week compared to a typical 13-week quarter. Because of the end-of-year holidays, this added only three selling days compared to last year, but had a full-week impact on operating expenses, therefore having only minimal impact on operating or net income.”

Fiscal Year Results

     For the 53 weeks ended Jan. 3, 2004, worldwide sales were $22.61 billion versus $22.46 billion in 2002 – a 1 percent increase, of which the translation impact of the strengthening European currencies contributed approximately six percentage points. Regionally, North America generated 48 percent of total annual revenues at $10.96 billion (a 10 percent decline); Europe generated 37 percent at $8.27 billion (a 16 percent increase, of which the translation impact of the strengthening European currencies contributed approximately 18 percentage points); Asia-Pacific generated 10 percent of revenues at $2.32 billion (an 18 percent increase) and Latin America generated 5 percent of revenues at $1.06 billion (a 13 percent decline). The full-year gross margin was 5.41 percent, a decline of seven basis points on a GAAP basis and eight basis points on a non-GAAP basis versus the prior year.

     Operating income on a GAAP basis was $156.2 million or 0.69 percent of revenues for 2003 versus $50.2 million or 0.22 percent of revenues for 2002. On a non-GAAP basis, 2003 operating income (excluding $45.4 million in major-program costs) was $201.6 million or 0.89 percent of revenues, while 2002 operating income (excluding $116.6 million in major-program costs) was $166.8 million or 0.74 percent of revenues.

     Net income based on GAAP was $149.2 million or $0.98 per diluted share versus a net loss of $275.2 million or $1.81 per share in 2002. Net income based on GAAP for 2003 includes a benefit of $70.5 million for the reversal of previously accrued income taxes related to the gain on the sale of securities in 1999, as well as $45.4 million (or $30.9 million net of taxes) in major-program costs associated with the company’s profit-enhancement program. Net income based on GAAP for 2002 includes: an after-tax charge for the cumulative effect of the adoption of a new accounting standard of $280.9 million; a gain on the sale of securities totaling $6.5 million (or $4.1 million net of taxes); and major-program costs associated with the company’s profit-enhancement program of $116.6 million (or $73.5 million net of taxes).

     Non-GAAP net income, which excludes the special items listed above, was $109.6 million – a 46 percent increase over the $75.0 million in 2002 – while diluted earnings per share were $0.72 versus $0.49 in 2002.

     Capital expenditures for the full year were $35.0 million, while depreciation was $78.5 million.

Detail on Major-Program Costs and Special Items

     Fourth-quarter major-program costs associated with the profit-enhancement plan were $8.7 million before taxes, which included reorganization costs of $6.9 million, primarily for workforce reductions and facility consolidations in North America and Europe, as well as $1.8 million of period costs, primarily comprised of accelerated depreciation of fixed assets and transition and other related costs. Total costs related to the profit-enhancement program since it was announced in September 2002 were approximately $138.9 million. In the fourth quarter of last year, major-program costs of $62.7 million before taxes included reorganization costs of $39.5 million, period costs of $22.9 million recorded as selling, general and administrative expenses and $311,000 in inventory and vendor program losses related to the exit of certain markets that were recorded as cost of sales.

     Financial results excluding these costs and items, as well as those including off-balance sheet debt, are considered non-GAAP and are presented as supplemental information, along with other financial metrics such as accounts receivable, days of sales outstanding and total borrowings including off-balance sheet debt, to enhance the public’s understanding of, and highlight trends in, the company’s financial results excluding reorganization costs, major-program costs and special items. Ingram Micro’s management utilizes these non-GAAP financial measures, along with primary GAAP measures, in analyzing and measuring the performance of the company’s core operations from period to period.

     “The profit-enhancement program was completed successfully,” said Madden. “We exceeded our operating income expectations earlier than planned and maintained major-program costs within our original estimate of $140 million. Although we do not expect to record additional costs related to this program, we may take new actions in future periods with resulting program costs as opportunities arise while we continuously improve our business.”

Outlook for the First Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company’s forecast for the first quarter ending April 3, 2004, sales are expected to range from $6.1 billion to $6.3 billion, with net income ranging from $36 million to $40 million, or $0.23 to $0.25 per diluted share based on 159 million weighted average shares outstanding.

     “The guidance reflects a seasonal sequential decline from the particularly strong fourth quarter,” said Foster. “It also is a continuation of the top-line strength we saw in the fourth quarter, representing a sales increase of 11 to 15 percent over last year. This increase reflects both year-over-year growth in local currencies and the impact of stronger European currencies that we are currently experiencing.

     “Our focus in 2004 is on sustainable, profitable growth,” he added. “We will continue to introduce higher margin opportunities with emerging and converging technologies, capture share in vertical markets and deliver greater return on our fee-based logistics and marketing services.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EST. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
 of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions

(particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards which may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended December 28, 2002; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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04-09

     © 2004 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

ASSETS	January 3, 2004	December 28, 2002
Current Assets:
Cash	$279,587	$387,513
Accounts receivable, including retained
interest in securitized receivables, net	2,455,902	2,354,906
Inventories	1,915,403	1,564,065
Other current assets	317,201	293,902

Total current assets	4,968,093	4,600,386

Property and equipment, net	210,722	250,244
Goodwill	244,174	233,922
Other	51,173	59,802

Total assets	$5,474,162	$5,144,354

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,821,518	$2,623,188
Accrued expenses	390,244	438,787
Current maturities of long-term debt	128,346	124,894

Total current liabilities	3,340,108	3,186,869

Long-term debt, less current maturities	239,909	241,052
Deferred income taxes and other liabilities	21,196	80,444

Total liabilities	3,601,213	3,508,365

Stockholders' equity	1,872,949	1,635,989

Total liabilities and stockholders' equity	$5,474,162	$5,144,354

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fourteen Weeks Ended January 3, 2004

	As Reported Under GAAP	Impact of Major-Program Costs (a)	Non-GAAP Financial Measure
Net sales	$6,760,718	$-	$6,760,718
Costs of sales	6,397,400	-	6,397,400

Gross profit	363,318	-	363,318

Operating expenses:
Selling, general and
administrative	275,455	(1,826)	273,629
Reorganization costs	6,849	(6,849)	-

	282,304	(8,675)	273,629

Income from operations	81,014	8,675	89,689
Interest and other	12,797	-	12,797

Income before income taxes	68,217	8,675	76,892
Provision for income taxes	21,829	2,776	24,605

Net income	$46,388	$5,899	$52,287

Diluted earnings per share:
Net income	$0.30	$0.04	$0.34

Diluted weighted average
shares outstanding	155,029,400	155,029,400	155,029,400

	Thirteen Weeks Ended December 28, 2003

	As Reported Under GAAP	Impact of Major-Program Costs (b)	Non-GAAP Financial Measure

Net sales	$5,889,709	$-	$5,889,709
Costs of sales	5,558,522	(311)	5,558,211

Gross profit	331,187	311	331,498

Operating expenses:
Selling, general and
administrative	295,627	(22,859)	272,768
Reorganization costs	39,548	(39,548)	-

	335,175	(62,407)	272,768

Income (loss) from operations	(3,988)	62,718	58,730
Interest and other	12,334	-	12,334

Income (loss) before income taxes	(16,322)	62,718	46,396
Provision for (benefit from) income taxes	(6,040)	23,206	17,166

Net income (loss)	$(10,282)	$39,512	$29,230

Diluted earnings (loss) per share:
Net income (loss)	$(0.07)	$0.26	$0.19

Diluted weighted average
shares outstanding	151,828,157	151,828,157	151,828,157

(a)	Major-program costs in 2003 include reorganization costs of $6,849 primarily for workforce reductions throughout the world and facility consolidations, primarily in North America and Europe; and $1,826 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of the company's IT infrastructure, as well as consulting, relocation, transition and other related costs.

(b)	Major-program costs in 2002 include reorganization costs of $39,548 for facility consolidations and workforce reductions throughout the world; $22,859 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of the company's IT infrastructure, consulting fees directly associated with the profit-enhancement plan and other related costs; and $311 recorded as cost of sales, comprised of incremental inventory and vendor program losses caused by the exit of certain markets.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-three Weeks Ended January 3, 2004

	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (a)	Non-GAAP Financial Measure

Net sales	$22,613,017	$-	$22,613,017
Costs of sales	21,389,529	(443)	21,389,086

Gross profit	1,223,488	443	1,223,931

Operating expenses:
Selling, general and
administrative	1,045,725	(23,363)	1,022,362
Reorganization costs	21,570	(21,570)	-

	1,067,295	(44,933)	1,022,362

Income from operations	156,193	45,376	201,569
Interest and other	40,399	-	40,399

Income before income taxes	115,794	45,376	161,170
Provision for (benefit from)
income taxes	(33,407)	84,982	51,575

Net income	$149,201	$(39,606)	$109,595

Diluted earnings per share:
Net income	$0.98	$(0.26)	$0.72

Diluted weighted average
shares outstanding	152,308,394	152,308,394	152,308,394

	Fifty-two Weeks Ended December 28, 2002

	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (B)	Non-GAAP Financial Measure

Net sales	$22,459,265	$-	$22,459,265
Costs of sales	21,227,627	(1,552)	21,226,075

Gross profit	1,231,638	1,552	1,233,190

Operating expenses:
Selling, general and
administrative	1,110,295	(43,944)	1,066,351
Reorganization costs	71,135	(71,135)	-

	1,181,430	(115,079)	1,066,351

Income from operations	50,208	116,631	166,839
Interest and other	41,210	6,535	47,745

Income before income taxes
and cumulative effect of
adoption of a new
accounting standard	8,998	110,096	119,094
Provision for income taxes	3,329	40,736	44,065

Income before cumulative
effect of adoption of a
new accounting standard	5,669	69,360	75,029
Cumulative effect of
adoption of a new
accounting standard	(280,861)	280,861	-

Net income (loss)	$(275,192)	$350,221	$75,029

Diluted earnings (loss) per share:
Income before cumulative
effect of adoption of a
new accounting standard	$0.04	$0.45	$0.49
Cumulative effect of
adoption of a new
accounting standard	(1.85)	1.85	-

Net income (loss)	$(1.81)	$2.30	$0.49

Diluted weighted average
shares outstanding	152,145,669	152,145,669	152,145,669

(a)	Major-program costs in 2003 include reorganization costs of $21,570 for workforce reductions throughout the world and facility consolidations in North America and Europe; $23,363 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, outsourcing of the company's IT infrastructure, and software replaced by a more efficient solution, as well as a loss on the sale of a German semiconductor equipment distribution business, relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the company’s corporate headquarters in Southern California and $443 recorded as cost of sales, comprised of incremental inventory losses caused by the exit of certain markets. In addition, income taxes include a benefit of$70,461 for the reversal of previously accrued federal income taxes related to the gain on sale of securities in 1999.

(b)	Major-program costs and special items in 2002 include reorganization costs of $71,135 for facility consolidations and workforce reductions throughout the world; $43,944 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of the company's IT infrastructure, consulting fees directly associated with the profit-enhancement plan and other related costs; $1,552 recorded as cost of sales, comprised of incremental inventory and vendor program losses caused by the exit of certain markets; a gain of $6,535 on the sale of available-for-sale securities; and a one-time, non-cash charge of $280,861 (net of taxes), recorded in the first quarter of 2002 for the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, “Goodwill and Other Page 3 Intangible Assets.”

Ingram Micro Inc.
Consolidated Income (Loss) From Operations
(Dollars in 000s)
(Unaudited)

	Fourteen Weeks Ended January 3, 2004

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (a)	Non-GAAP Financial Measure

North America	$45,706	$5,886	$51,592
Europe	44,758	1,980	46,738
Asia-Pacific	(7,857)	41	(7,816)
Latin America	(1,593)	768	(825)

	$81,014	$8,675	$89,689

	Thirteen Weeks Ended December 28, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (b)	Non-GAAP Financial Measure

North America	$(18,637)	$55,390	$36,753
Europe	13,709	6,485	20,194
Asia-Pacific	452	347	799
Latin America	488	496	984

	$(3,988)	$62,718	$58,730

(a)	Major-program costs in 2003 include reorganization costs of $6,849 ($4,060 in North America, $1,980 in Europe, $41 in Asia-Pacific and $768 in Latin America) primarily for workforce reductions throughout the world and facility consolidations, primarily in North America and Europe; and $1,826 charged to selling, general and administrative expenses in North America, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of the company's IT infrastructure, as well as consulting, relocation, transition and other related costs.

(b)	Major-program costs in 2002 include reorganization costs of $39,548 ($34,235, in North America, $4,873 in Europe, $(56) in Asia-Pacificand $496 in Latin America) for facility consolidations and workforce reductions throughout the world; $22,859 charged to selling general and administrative expenses ($21,155 in North America, $1,301 in Europe and $403 in Asia-Pacific), primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of the company's IT infrastructure, consulting fees directly associated with the profit-enhancement plan and other related costs; and $311 recorded as cost of sales in Europe, comprised of incremental inventory and vendor program losses caused by the exit of certain markets.

Ingram Micro Inc.
Consolidated Income (Loss) From Operations
(Dollars in 000s)
(Unaudited)

	Fifty-three Weeks Ended January 3, 2004

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (a)	Non-GAAP Financial Measure

North America	$94,501	$28,633	$123,134
Europe	73,248	15,610	88,858
Asia-Pacific	(10,335)	74	(10,261)
Latin America	(1,221)	1,059	(162)

	$156,193	$45,376	$201,569

	Fifty-two Weeks Ended December 28, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (b)	Non-GAAP Financial Measure

North America	$36,498	$93,227	$129,725
Europe	12,739	20,147	32,886
Asia-Pacific	1,020	840	1,860
Latin America	(49)	2,417	2,368

	$50,208	$116,631	$166,839

(a)	Major-program costs in 2003 include reorganization costs of $21,570 ($11,234 in North America, $9,203 in Europe, $74 in Asia-Pacific and $1,059 in Latin America) for workforce reductions throughout the world and facility consolidations in North America and Europe; $23,363 charged to selling, general and administrative expenses ($17,399 in North America and $5,964 in Europe), primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, outsourcing of the company's IT infrastructure, and software replaced by a more efficient solution, as well as a loss on the sale of a German semiconductor equipment distribution business, relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the company's corporate headquarters in Southern California; and $ 443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets. In addition, income taxes include a benefit of $70,461 for the reversal of previously accrued federal income taxes related to the gain on sale of securities in 1999.

(b)	Major-program costs and special items in 2002 include reorganization costs of $71,135 ($55,662 in North America, $12,644 in Europe, $412 in Asia-Pacific and $2,417 in Latin America) for facility consolidations and workforce reductions throughout the world; $43,944 charged to selling, general and administrative expenses ($37,565 in North America, $5,951 in Europe and $428 in Asia-Pacific), primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of the company's IT infrastructure, consulting fees directly associated with the profit-enhancement plan and other related costs; $1,552 recorded as cost of sales in Europe, comprised of incremental inventory and vendor program losses caused by the exit of certain markets; a gain of $6,535 on the sale of available-for-sale securities; and a one-time, non-cash charge of $280,861 (net of taxes), recorded in the first quarter of 2002 for the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

	Income (Loss) From Operations

Asia-Pacific	Net Sales	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (a)	Non-GAAP Financial Measure

Quarter ended
March 31, 2001	$467,041	$(7,874)	$-	$(7,874)
June 30, 2001	409,020	(6,955)	-	(6,955)
September 29, 2001	461,565	(4,775)	768	(4,007)
December 29, 2001	458,691	(4,145)	534	(3,611)

Full year 2001	$1,796,317	$(23,749)	$1,302	$(22,447)

Quarter ended
March 30, 2002	$436,923	$(667)	$73	$(594)
June 29, 2002	480,891	(105)	389	284
September 28, 2002	529,294	1,340	31	1,371
December 28, 2002	514,349	452	347	799

Full year 2002	$1,961,457	$1,020	$840	$1,860

Quarter ended
March 29, 2003	$548,304	$139	$12	$151
June 28, 2003	571,593	168	1	169
September 27, 2003	600,599	(2,785)	20	(2,765)
January 3, 2004	599,486	(7,857)	41	(7,816)

Full year 2003	$2,319,982	$(10,335)	$74	$(10,261)

(a)	Reorganization costs in 2001 of $1,302 primarily represents workforce reductions and facility consolidations.

Major-program costs in 2002 of $840 included $412 of reorganization costs primarily for workforce reductions in the region, and $428 charged to selling, general and administrative primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, retention, relocation and other related costs.

Major-program costs in 2003 represents $74 of reorganization costs primarily for workforce reductions.

Note:
Due to the significance of Ingram Micro Inc.’s Asia-Pacific region’s net sales in 2003, the company is now reporting Asia-Pacific and Latin America as separate segments. Previously, the Asia-Pacific and Latin America regions were combined and reported as its “Other International segment.” The above information represents selected quarterly and annual historical financial information to reflect the separation of Asia-Pacific and Latin America segments for the three years ended January 3, 2004

.

     Ingram Micro Inc.
Supplementary Information
(Dollars in 000s)
(Unaudited)

		Income (Loss) From Operations

Latin America	Net Sales	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (a)	Non-GAAP Financial Measure

Quarter ended
March 31, 2001	$322,454	$2,206	$-	$2,206
June 30, 2001	343,113	3,280	-	3,280
September 29, 2001	317,684	(2,596)	4,025	1,429
December 29, 2001	368,521	(4,526)	447	(4,079)

Full year 2001	$1,351,772	$(1,636)	$4,472	$2,836

Quarter ended
March 30, 2002	$302,945	$(4,579)	$1,079	$(3,500)
June 29, 2002	302,528	3,349	527	3,876
September 28, 2002	268,172	693	315	1,008
December 28, 2002	341,936	488	496	984

Full year 2002	$1,215,581	$(49)	$2,417	$2,368

Quarter ended
March 29, 2003	$242,070	$666	$160	$826
June 28, 2003	246,659	305	61	366
September 27, 2003	257,766	(599)	70	(529)
January 3, 2004	314,779	(1,593)	768	(825)

Full year 2003	$1,061,274	$(1,221)	$1,059	$(162)

(b)	Reorganization costs and special items of $4,472 in 2001 included $447 of reorganization costs for workforce reductions and
$4,025 related to charges for claims filed with one of the company’s prior credit insurance companies, which was liquidated.

Major-program costs in 2002 represents $2,417 of reorganization costs primarily for workforce reductions and facility consolidations.

Major-program costs in 2003 represents $1,059 of reorganization costs primarily for workforce reductions.

Note:

Due to the significance of Ingram Micro Inc.'s Asia-Pacific region's net sales in 2003, the company is now reporting Asia-Pacific and Latin America as separate segments. Previously, the Asia-Pacific and Latin America regions were combined and reported as its "Other International" segment. The above information represents selected quarterly and annual historical financial information to reflect the separation of Asia-Pacific and Latin America segments for the three years ended January 3, 2004.